SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                 ____________________________________________


Name:   ASA (Bermuda) Limited
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Address of Principal Business Office (No. & Street, City, State Zip Code):
        4th Floor, 11 Summer Street, Buffalo, NY 14209
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Telephone Number (including area code):  (716) 883-2428
                                        --------------------------------

Name and Address of Agent for Service of Process:
        JPMorgan Chase Bank, 3 Chase Metrotech Center, Brooklyn, NY 11245
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ]


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Buffalo and State of New York on the 4th day of October, 2004.

                                                   ASA (BERMUDA) LIMITED


                                                   By: /s/ Robert J.A. Irwin
                                                      ------------------------
                                                      Name:  Robert J.A. Irwin
                                                      Title: President



Attest: /s/ Paul K. Wustrack, Jr.
        -----------------------------
        Name:  Paul K. Wustrack, Jr.
        Title: Secretary